Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OSCAR HEALTH, INC.

Oscar Health, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.    The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on October 25, 2012, under the name Mulberry Health Inc.

2.    The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation, which restates, integrates and further amends the Thirteenth Amended and Restated Certificate of Incorporation, as heretofore amended (the “Prior Certificate”), and which was duly adopted by all necessary action of the Board of Directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the DGCL.

3.    The text of the Prior Certificate is hereby amended and restated in its entirety by this Amended and Restated Certificate of Incorporation to read in full as follows:

ARTICLE I.

The name of the corporation is Oscar Health, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, including, without limitation, (i) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (ii) engaging in any other activities incidental or ancillary thereto.

ARTICLE IV.

Section 4.1    Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 990,000,000, consisting of:

(a)    825,000,000 shares of Class A common stock, with a par value of $0.00001 per share (the “Class A Common Stock”);

(b)    82,500,000 shares of Class B common stock, with a par value of $0.00001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”); and

(c)    82,500,000 shares of preferred stock, with a par value of $0.00001 per share (the “Preferred Stock”).

Section 4.2    Reclassification of Common Stock; Stock Split. Upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”):

(a)    each share of Series A Common Stock (as defined in the Prior Certificate) issued and outstanding or held in treasury immediately prior to the Effective Time, other than the Thrive Series A Shares, shall be automatically reclassified into one share of Class A Common Stock without any further action by the Corporation or the holder of any such share;

(b)     (i) each share of Series B Common Stock (as defined in the Prior Certificate) issued and outstanding or held in treasury and (ii) each Thrive Series A Share issued and outstanding, in each case immediately prior to the Effective Time shall be automatically reclassified into one share of Class B Common Stock without any further action by the Corporation or the holder of any such share; and

(c)    (i) each three shares of Class A Common Stock issued and outstanding or held in treasury immediately following the reclassification of such shares in accordance with Section 4.2(a), (“Old Class A Common Stock”) shall be automatically reclassified into one validly issued, fully paid and non-assessable shares of Class A Common Stock and (ii) each three shares of Class B Common Stock issued and outstanding or held in treasury immediately following the reclassification of such shares in accordance with Section 4.2(b), (“Old Class B Common Stock” and, together with the Old Class A Common Stock, the “Old Common Stock”) shall be automatically reclassified into one validly issued, fully paid and non-assessable shares of Class B Common Stock, in each case, without any further action by the Corporation or the holder of such shares of Old Common Stock (the “Common Stock Split”). Each stock certificate representing shares of Series A Common Stock or Series B Common Stock immediately prior to the Effective Time shall thereafter represent a number of whole shares of Class A Common Stock or Class B Common Stock, as applicable, into which such shares shall have been reclassified pursuant to the provisions of this Section 4.2, until the same shall be surrendered to the Corporation. No fractional shares of Common Stock shall be deliverable upon the Common Stock Split. Stockholders who otherwise would have been entitled to receive any fractional share of Common Stock pursuant to the Common Stock Split, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional share as of the Effective Time as determined by the Board of Directors. Any fractional shares in respect of shares held in treasury by the Corporation immediately prior to the Effective Time shall be cancelled and no consideration shall be paid therefor. Whether or not fractional shares would be issuable upon the Common Stock Split shall be determined on the basis of the total number of shares of Old Class A Common Stock and Old Class B Common Stock, as applicable, held by such holder immediately prior to the effectiveness of the Common Stock Split and the aggregate number of shares of Class A Common Stock or Class B Common Stock, as the case may be, issuable to such holder upon such Common Stock Split. All share numbers, dollar amounts and other provisions set forth herein give effect to the Common Stock Split.

Section 4.3    Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting powers (which may be full, limited or no voting power), rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

Section 4.4    Number of Authorized Shares. Notwithstanding Article VIII of this Amended and Restated Certificate of Incorporation, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock or Preferred Stock, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.5    Class A Common Stock and Class B Common Stock. Except as otherwise set forth herein, the powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof shall be identical in all respects.

(a)    Voting Rights. Except as otherwise required by law,

(i)    Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii)    Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to twenty (20) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

(iii)    Except as otherwise required in this Amended and Restated Certificate of Incorporation as the same may be amended and/or restated from time to time, including by the filing of one or more Preferred Stock Designations, (the “Amended and Restated Certificate of Incorporation”) or applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b)    Dividends and Distributions. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock and Class B Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends may not be declared or paid (x) on the Class A Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class B Common Stock or (y) on the Class B Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class A Common Stock; provided, however, in the event any dividend is declared or paid in-kind in shares of Class A Common Stock or shares of Class B Common Stock (or other securities exercisable, exchangeable or convertible into such shares), as applicable, then the holders of Class A Common Stock will be entitled to receive such dividends only in the form of shares of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive such dividend only in the form of shares of Class B Common Stock (or other securities exercisable, exchangeable or convertible into such shares) (provided, any such dividend shall be required to be declared and paid at the same rate on the outstanding shares of Class A Common Stock as it is on the outstanding shares of Class B Common Stock).

(c)    Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.5(c).

(d)    Adjustments for Stock Splits or Combinations.

(i)    If at any time or from time to time after the Effective Time, the Corporation effects a subdivision of the outstanding shares of the Class A Common Stock into a greater number of shares of Class A Common Stock, the Corporation shall simultaneously effect an equivalent subdivision of the outstanding shares of Class B Common Stock into a greater number of shares of Class B Common Stock. If at any time or from time to time after the Effective Time, the Corporation effects a subdivision of the outstanding shares of the Class B Common Stock into a greater number of shares of Class B Common Stock, the Corporation shall simultaneously effect an equivalent subdivision of the outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock.

(ii)    If at any time or from time to time after the Effective Time, the Corporation effects a combination of the outstanding shares of the Class A Common Stock into a smaller number of shares of Class A Common Stock, the Corporation shall simultaneously effect an equivalent combination of the outstanding shares of Class B Common Stock into a smaller number of shares of Class B Common Stock. If at any time or from time to time after the Effective Time, the Corporation effects a combination of the outstanding shares of the Class B Common Stock into a smaller number of shares of Class B Common Stock, the Corporation shall simultaneously effect an equivalent combination of the outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock.

(e)    Class B Common Stock. From and after the Effective Time, shares of Class B Common Stock may be issued only to, and registered only in the name of any Key Holder and any Person in such Key Holder’s Permitted Ownership Group (any such Person, a “Permitted Class B Holder”).

Section 4.6    Transfers of Class B Common Stock.

(a)    A Permitted Class B Holder may surrender shares of such Class B Common Stock, as applicable, to the Corporation for cancellation for no consideration at any time. Following the surrender, or other acquisition, of any shares of Class B Common Stock to or by the Corporation, the Corporation shall take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(b)    If a Permitted Class B Holder Transfers shares of Class B Common Stock to any Person in the same Permitted Ownership Group as such Permitted Class B Holder, such shares shall remain shares of Class B Common Stock upon consummation of such Transfer. If a Permitted Class B Holder Transfers shares of Class B Common Stock to any Person that is not in the same Permitted Ownership Group as such Permitted Class B Holder, such shares shall automatically, without any further action by the Corporation or the holder of any such share, convert into shares of Class A Common Stock, on a one-for-one basis, upon consummation of such Transfer.

(c)    If a Permitted Class B Holder, voluntarily or involuntarily (including by way of a foreclosure), purportedly Transfers, or attempts to Transfer, any such shares of Class B Common Stock to any Person that is not in the same Permitted Ownership Group as such Permitted Class B Holder, upon consummation of such Transfer, such shares of Class B Common Stock shall be automatically, without any further action by the Corporation or the holder of any such share, converted into an equal number of shares of Class A Common Stock and the purported transferee of such shares of Class B Common Stock shall not obtain any rights in, to or with respect to such shares of Class B Common Stock (the “Class B Restricted Shares”) (other than rights in, to or with respect to the shares of Class A Common Stock into which such Class B Restricted Shares are converted), and the purported Transfer of such Class B Restricted Shares shall not be recognized by the Corporation, the transfer agent or the Secretary of the Corporation (other than to the extent necessary to recognize the ownership by the transferee of the shares of Class A Common Stock into which such Class B Restricted Shares are converted).

(d)    Upon a determination by the Corporation that a Permitted Class B Holder has attempted or may attempt to Transfer shares of Class B Common Stock to a Person that is not in the same Permitted Ownership Group as such Permitted Class B Holder, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the transfer agent or the Secretary of the Corporation, as applicable, to not record the purported transferee as the record owner of the Class B Restricted Shares, and to institute proceedings to enjoin or rescind any such Transfer or acquisition (in each case, other than to the extent necessary to recognize the ownership by the transferee of the shares of Class A Common Stock into which such Class B Restricted Shares are converted).

(e)    The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.6 for determining whether any Transfer or acquisition of shares of Class B Common Stock is being made to a Person that is not in the same Permitted Ownership Group as the transferor, and for the orderly application, administration and implementation of the provisions of this Section 4.6. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the transfer agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of Class B Common Stock.

Section 4.7    Other Conversions of Class B Common Stock.

(a)    Voluntary Conversion. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the Effective Time at the office of Corporation or any transfer agent for such stock, into one (1) fully paid and nonassessable share of Class A Common Stock. Before any holder of Class B Common Stock shall be entitled to voluntarily convert the same into shares of Class A Common Stock, he, she or it shall (i) if such holder’s shares are certificated, surrender the certificate or certificates therefor (or, if such holder alleges that such certificate(s) has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and (ii) give written notice to the Corporation at its principal corporate office, of the election to convert the same and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees (i) in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued (if such shares of Class A Common Stock are to be certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book entry (if such shares of Class A Common Stock are uncertificated). If required by the Corporation, such holder shall furnish, in a form satisfactory to the Corporation, a written instrument or instruments of transfer, duly executed by the holder or his, her or its attorney duly authorized in writing. As soon as practicable after the conversion of such shares, there shall be issued and delivered to such holder, or to his, her or its nominees, a certificate or certificates (if such shares are to be certificated) or a book entry or book entries (if such shares are to be uncertificated) for the number of shares of Class A Common Stock into which the shares of Class B Common Stock so surrendered were converted and a certificate (if such shares are to be certificated) or a book entry or book entries (if such shares are to be uncertificated) for the number (if any) of the shares of Class B Common Stock represented by the surrendered certificate or a book entry or book entries that were not converted into Class A Common Stock.

(b)    Mandatory Conversion. Each share of Class B Common Stock held by any Permitted Class B Holder shall convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the earlier of (i) the Transfer of such share to a Person that is not in the same Permitted Ownership Group as such Permitted Class B Holder, as contemplated by Section 4.6 hereof, (ii) [ ● ], 20284, (iii) with respect to any shares held by any Person in Joshua Kushner’s Permitted Ownership Group or Thrive’s Permitted Ownership Group, (A) such time as Joshua

[4]	Note to Draft: To be 7 years from the date of the final prospectus for the initial public offering.

Kushner is removed or resigns from the Board of Directors, or otherwise ceases to serve as a Director on the Board of Directors, (B) such time as Joshua Kushner is terminated for Cause from any management position with the Corporation or any of its subsidiaries, (C) upon the violation of any material non-compete or non-solicitation covenants set forth in any written agreement entered into by the Corporation and Joshua Kushner on or after the Effective Time or (D) the date that is 12 months after the death or Disability of Joshua Kushner, (iv) with respect to any shares held by any Person in Mario Schlosser’s Permitted Ownership Group, (A) such time as Mario Schlosser is removed or resigns from the Board of Directors, or otherwise ceases to serve as a Director on the Board of Directors, (B) such time as Mario Schlosser is terminated for Cause from any management position with the Corporation or any of its subsidiaries, (C) upon the violation of any material non-compete or non-solicitation covenants set forth in any written agreement between the Corporation and Mario Schlosser or (D) the date that is 12 months after the death or Disability of Mario Schlosser, (v) with respect to any shares held by or subject to the voting control of Mario Schlosser and Persons in his Permitted Ownership Group, such time as the Persons in such Permitted Ownership Group cease to hold or control the vote of, in the aggregate, at least twenty-five percent (25%) of the shares of Class B Common Stock held by or subject to the voting control of such Permitted Ownership Group as of the closing of the Corporation’s initial public offering, (vi) with respect to any shares held by or subject to the voting control of Thrive and Persons in Thrive’s Permitted Ownership Group, such time as the Persons in such Permitted Ownership Group cease to hold or control the vote of, in the aggregate, at least twenty-five percent (25%) of the shares of Class B Common Stock held by or subject to the voting control of such Permitted Ownership Group as of the closing of the Corporation’s initial public offering (the “Thrive Threshold”); provided, that, in the event that shares of Class B Common Stock are converted into shares of Class A Common Stock by virtue of the operation of this clause (vi), any such shares of Class B Common Stock that are then-held by or subject to the voting control of Joshua Kushner’s Permitted Ownership Group (other than any such shares then-held by or subject to the voting control of Thrive) shall not convert into shares of Class A Common Stock, and shall instead remain shares of Class B Common Stock until such time as they are otherwise converted in accordance with the provisions of this Amended and Restated Certificate of Incorporation; provided, further, that for the avoidance of doubt, any shares of Class B Common Stock which are Transferred to Joshua Kushner’s Permitted Ownership Group in connection with the transaction that results in Thrive and Persons in its Permitted Ownership Group ceasing to hold or control the vote of, in the aggregate, a number of shares of Class B Common Stock that is at or above the Thrive Threshold shall not be subject to mandatory conversion pursuant to this clause (vi) and (vii) if such share is held by any Person in Thrive’s Permitted Ownership Group, such time as such holder eliminates, removes or otherwise ceases, directly or indirectly, to confer direct or indirect voting control over any such share to Joshua Kushner.

(c)    Record Holders. The Persons entitled to shares of Class A Common Stock upon conversion of Class B Common Stock shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the date of conversion. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, if the date on which any share of Class B Common Stock is converted into Class A Common Stock occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this

Amended and Restated Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock (or other securities exercisable, exchangeable or convertible into such shares), such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock (or other securities exercisable, exchangeable or convertible into such shares) and no shares of Class B Common Stock (or other securities exercisable, exchangeable or convertible into such shares) shall be issued in payment thereof.

(d)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, in addition to such other remedies as shall be available to the holders of Class B Common Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(e)    Status of Converted Stock. In the event any shares of Class B Common Stock shall be converted pursuant to the terms of this Amended and Restated Certificate of Incorporation, the shares so converted shall be cancelled and shall not be reissued by the Corporation. This Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(f)    Taxes Payable. The Corporation shall not be required to pay any tax which may be payable in respect of any Transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock, so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not otherwise payable.

Section 4.8    Certificates; Notice. All certificates representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

All holders of uncertificated shares of Class B Common Stock shall be given notice within a reasonable time after the issuance or transfer of uncertificated shares of such stock, in writing or by electronic transmission, that the Class B Common Stock represented by book entry or book entries are subject to the restrictions (including restrictions on transfer) set forth in this Amended and Restated Certificate of Incorporation (a copy of which is on file with the Secretary of the Corporation and shall be provided free of charge to any stockholder making a request therefor)

Section 4.9    Fractions. No fractional shares of Class A Common Stock shall be deliverable upon any conversion contemplated by this Section 4. Stockholders who otherwise would have been entitled to receive any fractional share of Class A Common Stock pursuant to a conversion contemplated by this Section 4, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional share as of the time of conversion.

Section 4.10    Amendment. Except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

Section 4.11    Equal Treatment in a Change of Control Transaction. In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

ARTICLE V.

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the

Corporation (as may be amended and/or restated from time to time, the “Bylaws”). The affirmative vote of at least a majority of the Whole Board of Directors shall be required in order for the Board of Directors to adopt, repeal, alter, amend or rescind the Bylaws. The stockholders shall also have power to adopt, repeal, alter, amend or rescind the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation, such adoption, repeal, alteration, amendment or rescission of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI.

Section 6.1    Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

Section 6.2    Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances (such directors, “Preferred Stock Directors”), the number of Directors shall be fixed from time to time exclusively by a majority of the Whole Board of Directors. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board of Directors” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships.

Section 6.3    Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding in respect of Preferred Stock Directors, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled only by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and not by the stockholders. Any Director so chosen shall hold office until his or her successor shall be elected and qualified.

Section 6.4    Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding in respect of Preferred Stock Directors, any Director may be removed with or without cause only by an affirmative vote of at least two-thirds of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, at a meeting duly called for that purpose.

Section 6.5    Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE VII.

No action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting or by written consent.

ARTICLE VIII.

Except with respect to Articles I, II and III, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Amended and Restated Certificate of Incorporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote thereon. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE IX.

The Corporation is authorized to indemnify, and to advance expenses to, each current or former Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a director. No amendment to, or modification or repeal of, this Article IX shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE X.

Section 10.1    Corporate Opportunity.

(a)     To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 10.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.

(b)     To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Amended and Restated Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 10.2    Liability. To the fullest extent permitted by law, no stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article X, except to the extent such actions or omissions are in breach of this Article X.

ARTICLE XI.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation, the Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery or, if such court does not have subject matter jurisdiction thereof, the federal district court of the District of Delaware or other state courts of the State of Delaware; and (b) the federal district courts of the United States of America (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. If any action, the subject matter of which is within the scope of the first sentence of this Article XI, is filed in a court other than the Court of

Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery and the other state and federal courts in the State of Delaware or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article XI and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. The provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XII.

Section 12.1    Definitions. As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meaning:

(a)    “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person;

(b)     “Cause” means, with respect to Joshua Kushner and Mario Schlosser, (i) fraud or embezzlement by Joshua Kushner or Mario Schlosser, as the case may be, in connection with his provision of services to the Corporation (including, but not limited to, service as an employee), (ii) a willful act of material dishonesty by Joshua Kushner or Mario Schlosser, as the case may be, in connection with his provision of services to the Corporation (including, but not limited to, service as an employee) that results in or would reasonably be expected to result in material loss to the Corporation (iii) Joshua Kushner’s or Mario Schlosser’s, as the case may be, conviction of, or plea of guilty to, a felony that results in or would reasonably be expected to result in a material loss to the Corporation or (iv) any act or omission that would constitute “Cause” as defined in any employment or similar agreement by and between the Corporation, on the one hand, and Joshua Kushner or Mario Schlosser, as the case may be, on the other hand, which may exist from time to time.

(c)    “Change of Control Transaction” means (i) a merger or consolidation of the Corporation into or with another corporation or entity (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation and/or the Affiliates of such holders collectively continue to hold at least a majority of the voting power of the capital stock of the surviving corporation) or (ii) the sale, transfer or license of all or substantially of the assets of the Corporation.

(d)    “Disability” means, with respect to Joshua Kushner and Mario Schlosser, the permanent and total disability of Joshua Kushner or Mario Schlosser, as the case may be, such that Joshua Kushner or Mario Schlosser, as applicable, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Whole Board of Directors and, as applicable, Joshua Kushner or Mario Schlosser. If Joshua Kushner or Mario Schlosser, as the case may be, is incapable of selecting a licensed physician, then the spouse of Joshua Kushner or Mario Schlosser, as applicable, shall make the selection on behalf of Joshua Kushner or Mario Schlosser, as applicable, or in the absence or incapacity of such spouse, the adult children of Joshua Kushner or Mario Schlosser, as applicable, by majority vote, shall make the selection on behalf of Joshua Kushner or Mario Schlosser, as applicable, or in the absence such adult children or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by Joshua Kushner or Mario Schlosser, as applicable, and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by Joshua Kushner or Mario Schlosser, as applicable, shall make the selection on behalf of Joshua Kushner or Mario Schlosser, as applicable, or in absence of any such successor trustee, the legal guardian or conservator of the estate of Joshua Kushner or Mario Schlosser, as applicable, shall make the selection on behalf of Joshua Kushner or Mario Schlosser, as applicable.

(e)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(f)    “Family Member” means, in respect of any Person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Person (including adopted persons, former spouses or former domestic partners of such Person).

(g)    “Key Holder” means each of Joshua Kushner, Mario Schlosser and/or Thrive.

(h)    “Permitted Ownership Group” means, (i) with respect to any Key Holder that is an individual, each of the following Persons: (A) such Key Holder, (B) any Affiliate of such Key Holder, (C) a trust which is directly or indirectly controlled by such Key Holder and the income from which may be paid only to beneficiaries who are such Key Holder and his Family Members, (D) a corporation, partnership or limited liability company, which is directly or indirectly controlled by such Key Holder and the other equityholders of which (if any) are only such Key Holder and his Family Members, in the case of clauses (C) and (D), which is established for bona fide estate planning purposes of such individual, and (E) if such Key Holder is Joshua Kushner, a private foundation, organization or similar entity established by Joshua Kushner and/or one or more of his Family Members and controlled (directly or indirectly) by Joshua Kushner; and (ii) with respect to Thrive, each of the following Persons: (1) Thrive, (2) Joshua Kushner, (3) any Person in Joshua Kushner’s Permitted Ownership Group and (4) any Affiliate of Thrive, but only so long as such Affiliate is directly or indirectly controlled by Joshua Kushner; provided, further, that, for the avoidance of doubt, no limited partner of Thrive (other than Joshua Kushner and any Person directly or indirectly controlled by Joshua Kushner) shall be included in Thrive’s Permitted Ownership Group.

(i)     “Person” means any individual, corporation, partnership, limited partnerships, limited liability company, unincorporated association, trusts or other entity.

(j)    “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(k)    “Thrive” means Thrive Capital Partners II, L.P., Thrive Capital Partners III, L.P., Thrive Capital Partners V, L.P., Thrive Capital Partners VI Growth, L.P., Claremount TW, L.P., Claremount VI Associates, L.P. and Claremount V Associates, L.P.

(l)    “Thrive Series A Shares” means the shares of Series A Common Stock held by Thrive as of immediately prior to the Effective Time.

(m)    “Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any shares of capital of stock of the Corporation or (b) any equity or other interest (legal or beneficial) in any stockholder if substantially all of the assets of such stockholder consist solely of shares of capital stock of the Corporation. In addition, the entry into a binding agreement conveying voting control over any shares of capital stock (or over equity or other interest (legal or beneficial) in any stockholder if substantially all of the assets of such stockholder consist solely of shares of capital stock of the Corporation) shall constitute a “Transfer” of such stock for all purposes hereof, except in connection with (i) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders or (ii) the entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Change of Control Transaction; provided, however, that such Change of Control Transaction was approved by a majority of the Whole Board of Directors. Notwithstanding the foregoing, in the event that Joshua Kushner or any Person in Joshua Kushner’s Permitted Ownership Group enters into or consummates a transaction that would otherwise constitute a “Transfer” under the first sentence of this definition involving a transferee other than Joshua Kushner or any Person in Joshua Kushner’s Permitted Ownership Group, and in connection with such transaction, such transferee conveys voting control, directly or indirectly, over the applicable shares of capital stock or equity or other interest back to Joshua Kushner or such transferring Person in Joshua Kushner’s Permitted Ownership Group, then such transaction shall not be deemed a Transfer for purposes hereof until such time as Joshua Kushner or such transferring Person ceases to retain such voting control.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this March [    ], 2021.

OSCAR HEALTH, INC.

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